EXHIBIT 99
PRESS RELEASE  DATED January 25, 2006

BEMIS COMPANY, INC.

222 South Ninth Street

Suite 2300

Minneapolis, MN 55402-4099

For additional information please contact:

Melanie E. R. Miller

Vice President, Investor Relations

and Treasurer

(612) 376-3030

FOR IMMEDIATE RELEASE

BEMIS COMPANY REPORTS 2005 RESULTS;

Net Sales Exceed $3 Billion Milestone;

Company Announces Plans for 2006 Facilities Consolidation

MINNEAPOLIS, MINNESOTA / NEENAH, WISCONSIN, January 25, 2006 - Bemis Company, Inc. (NYSE-BMS) today reported record net sales for the fiscal year ended December 31, 2005, totaling $3.5 billion, an increase of 22.6 percent compared to 2004 net sales of $2.8 billion.  Acquisitions accounted for a 16.5 percent increase in net sales.  Earnings per share for the full year 2005 were $1.51, a 9.6 percent decrease from $1.67 reported in 2004.  Excluding the effect of the 2005 and 2004 special items described further below, diluted earnings per share for the year ended December 31, 2005, would have decreased by 5.7 percent.

“In addition to achieving record net sales of $3.5 billion, Bemis accomplished a number of important growth initiatives during 2005 despite a very challenging market environment,” said Jeff Curler, Bemis Company Chairman, President and Chief Executive Officer.   “We completed the largest acquisition in our 148 year history, acquiring Dixie Toga S.A., the leading packaging company in South America.  The transition was smooth and the acquisition was accretive by the second quarter of 2005.  We invested heavily in much needed expansion of our high growth operations.  Looking at 2006, our balance sheet remains strong, our capacity continues to transition to align with our markets, and we have stepped up our cost management efforts to improve profitability.”

CONSOLIDATED RESULTS

Quarter Ended December 31, 2005

Quarterly diluted earnings per share were $0.42 for the fourth quarter ended December 31, 2005. Results for the fourth quarter of 2005 include the impact of additional tax expense of approximately $0.06 per share related to the repatriation of international subsidiary earnings under the Jobs Creation Act of 2005, partially offset by a favorable impact of $0.03 per share related to finalization of the Dixie Toga purchase accounting valuations and related depreciation and amortization.  Currency translation reduced earnings per share by less than $0.01 per share during the fourth quarter of 2005.  Earnings per share for the fourth quarter of 2004 were $0.44 and included a gain of approximately $0.03 per share from the sale of certain flexible packaging assets during the quarter, partially offset by restructuring and related charges of less than $0.01 per share.

Bemis achieved record fourth quarter net sales of $892.0 million in 2005 compared to $725.6 million in the fourth quarter of 2004, a 22.9 percent increase that includes a reduction related to currency translation of about 2.1 percent.  Acquisitions represented an 17.8 percent increase in net sales compared to the fourth quarter of last year.  The remaining increase in net sales is driven by increased selling prices in both business segments.

Year Ended December 31, 2005

For the full year 2005, Bemis reported diluted earnings of $1.51 per share.  This result includes approximately $0.06 per share of tax charges related to the international earnings repatriation.  Earnings per share results for the full year 2004 totaled $1.67, including a gain of $0.03 per share on the sale of certain flexible packaging assets that more than offset restructuring and related charges during the year of a little more than $0.01 per share.

This year’s net sales of $3.5 billion increased 22.6 percent over net sales in 2004 of $2.8 billion.  Acquisitions represented a 16.5 percent increase in net sales compared to 2004.  The impact of currency translation was insignificant to net sales growth in 2005.  Price increases in both business segments contributed positively to the growth of net sales for the total year 2005.

BUSINESS SEGMENTS

Flexible Packaging

Flexible packaging, representing about 82 percent of total company net sales in 2005, delivered net sales of $720.1 million in the fourth quarter of 2005.  This is an increase of 25.3 percent from $574.8 million in the fourth quarter of 2004.  Acquisitions increased net sales by 22.5 percent in 2005.  The balance of the increase in net sales reflects an increase in price and mix, partially offset by a 1.2 percent reduction from currency translation and a 1.9 percent decrease in unit sales volume.  The fourth quarter of 2005 reflects a decrease in volume from the very strong levels of 2004, driven by price increases during 2005 that reduced unit sales volume in markets such as confectionery, frozen foods, bakery, pet products and industrial film.  Operating profit for the fourth quarter was $93.1 million, an increase of 14.3 percent from the fourth quarter of 2004.  As a percentage of net sales, operating profit decreased to 12.9 percent from 14.2 percent a year ago.  Current quarter operating profit included a $5.4 million favorable impact related to depreciation and amortization resulting from the finalization of purchase accounting valuations for the Dixie Toga acquisition.  Currency translation was insignificant to operating profit for the fourth quarter of 2005.

For the total year, net sales of flexible packaging increased 27.0 percent to $2.9 billion.  Acquisitions accounted for 20.8 percent net sales growth.  The remaining 6 percent increase in sales is attributable to price and mix changes since total unit sales volume is unchanged from 2004 levels.  Operating profit increased to $332.7 million, or 11.7 percent of net sales, compared to $308.3 million, or 13.7 percent of net sales in 2004.   Operating profit in the fourth quarter of 2004 included a gain of $5.6 million from the sale of certain graphic assets.  The impact of currency translation was insignificant to sales growth and operating profit for 2005.

Commenting on the results of the flexible packaging business segment, Curler said, “Profitability in our flexible packaging business segment was dampened throughout 2005 by a challenging raw material environment.  Higher raw material costs and concerns about hurricane related shortages substantially increased the cost of production and disrupted customer order patterns during the year.  Unit sales volume increases in markets for meat and cheese, medical devices, dry foods, gardening products and overwrap for beverages were completely offset by decreases in markets for confectionery, bakery, frozen food and pet products.  During 2005, we invested in new capacity in high growth product areas and improved our order management procedures to better manage our existing capacity.  In 2006, we will reduce costs by closing less efficient capacity in certain areas, and we will continue to invest in the high growth product areas.”

Pressure Sensitive Materials

Fourth quarter net sales from the pressure sensitive materials business segment were $171.9 million, a 14.0 percent increase from the fourth quarter of 2004.  During the fourth quarter, the year-end of the European subsidiary in this business segment changed from November 30 to December 31.  This resulted in a 13-month reporting period in 2005 for this subsidiary, however the impact on earnings per share is negligible because December is a very slow month for the operation.  Excluding the impact of this change in year-end for its foreign subsidiary, net sales for the fourth quarter of 2005 increased by 2.6 percent.  Currency translation reduced net sales for the quarter by about 5.0 percent.  Pressure sensitive materials reported operating profit of $14.7 million or 8.6 percent of net sales for the quarter, including $0.5 million of restructuring and related gains and $0.5 million of profit from the inclusion of an extra month of European subsidiary results.   This is compared to operating profit during the fourth quarter of 2004 of $11.1 million, or 7.3 percent of net sales, which included $0.8 million of restructuring and related charges.  Excluding the impact of restructuring and related gains and charges and the extra month of subsidiary results, operating profit as a percent of net sales would have been 8.8 percent and 7.9 percent for the quarters ended December 31, 2005 and 2004, respectively.  Currency translation reduced operating profit during the fourth quarter of 2005 by about $0.8 million.

For the total year, net sales of pressure sensitive materials were $618.1 million, a 5.7 percent increase from the net sales of 2004.  Excluding the impact of the additional month of sales of the European subsidiary, net sales in 2005 increased 2.7 percent.  Currency translation was insignificant to the increase in net sales for the year.  Operating profit was $41.3 million, or 6.7 percent of net sales in 2005.  This compares to operating profit of $33.9 million, or 5.8 percent of net sales in 2004, which included restructuring and related charges of $3.1 million.  Excluding the impact of restructuring and related charges from each year and the extra month of subsidiary results in 2005, operating profit as a percent of net sales would have been 6.5 percent in 2005 and 6.3 percent in 2004.

“I am very pleased with the continued improvement recorded in our pressure sensitive materials segment,” said Curler.  “Our focus on cost management and innovation is being reflected in our improved profitability and growth prospects.  Going forward, we expect this business segment to continue to deliver improved operating results as we concentrate our marketing efforts on higher margin graphic and technical products.”

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the fourth quarter of 2005 were $80.4 million, or 9.0 percent of net sales, compared to $73.5 million, or 10.1 percent of net sales for the fourth quarter of the prior year.  For the year ended December 31, 2005, selling, general and administrative expenses totaled $330.9 million, or 9.5 percent of net sales, compared to $285.0 million, or 10.1 percent of net sales for 2004.  The lower ratio of expenses to net sales reflects a lower ratio of selling, general and administrative costs to net sales associated with our Dixie Toga operation and the impact of higher selling prices on consolidated net sales.

Other Costs (Income), net

For the fourth quarter of 2005, the decrease in net other income of $9.3 million from the fourth quarter of 2004 primarily reflects the 2004 gain on sale of the graphics assets of $5.6 million and $2.7 million in equity income for the fourth quarter of 2004 from the Company’s Brazilian joint venture, Itap Bemis Ltda.  For the total year 2004, $20.2 million of net other income primarily includes the gain on the sale of the graphics business and $11.7 million of equity income in Itap Bemis Ltda.  With the purchase of our joint venture partner, Dixie Toga in January 2005, Itap Bemis Ltda. is now accounted for on a consolidated basis and the related results for the fourth quarter and full year 2005 are included in flexible packaging operating profit.

Capital Structure

Total debt to total capitalization was 35.8 percent at the end of 2005 compared to 26.7 percent at the end of 2004.  During 2005, Bemis used cash flow and debt financing to fund the $250.0 million acquisition in South America, repurchase 1.9 million shares of common stock totaling $49.5 million, support $187.0 million of capital expenditures and make tax-deductible, voluntary pension contributions totaling $35.0 million.   Cash flow provided by operating activities was $277.0 million in 2005, a modest increase from $271.5 million in 2004.

2006 Earnings Outlook

During the fourth quarter of 2005, the industry incurred another series of resin price increases from our suppliers.  At Bemis, these increased costs are expected to flow through to cost of sales in the first quarter of 2006 and have a dampening effect on early first quarter results.  Price increases have been implemented on noncontract business and as permitted within contract business.  Additionally, the first quarter is historically the slowest quarter of the year for the company. Based on these factors, Bemis expects diluted earnings per share to be in the $0.33 to $0.36 range for the first quarter of 2006.  For the full year 2006, management expects diluted earnings per share in the $1.65 to $1.75 range.   These estimates are exclusive of any restructuring and related charges resulting from facilities consolidation efforts described below.

2006 Capital Expenditures and Facilities Consolidation

Capital expenditures for 2006 are estimated to be $175 to $185 million, slightly above the expected charge for depreciation and amortization of about $165 million for the year.  Bemis noted that this level of 2006 capital spending reflects the completion of several major capacity expansion projects started in 2005.  In addition, recent capacity additions now offer Bemis the opportunity to consider consolidating certain facilities to improve overall production efficiency and cost structure.  Restructuring and related charges resulting from the planned facility consolidation efforts are estimated to be approximately $40 million, about $24 million of which is expected to be in cash.   This consolidation is expected to result in annual cash savings of about $17 million.  While charges will be incurred over the next six quarters, about $25 million is expected to be charged to earnings during the first half of 2006.

“This consolidation effort is a natural continuation of our effort to step-up the efficiency of our operations,” explained Curler.  “As we make improvements and increase production capacity in certain plants, we will shift production to these lower cost facilities.  In this competitive environment, prudent facilities management reduces fixed costs, improves production efficiency and drives higher profitability.”

Forward-Looking Statements

Statements in this release that are not historical, including statements relating to the expected use of cash flow, capital expenditures, restructuring estimates and future performance of the company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such content is subject to certain risks and uncertainties, which may cause actual future results and trends to differ materially from historical results or those projected in any such forward-looking statements.  Factors that could cause actual results to differ from those expected include, but are not limited to, general economic conditions caused by inflation; fluctuations in interest rates; currency fluctuations; raw material costs, availability, and terms; price changes for raw materials and our ability to pass these price changes on to our customers; political risks; competitive conditions; consumer buying trends; and changes in governmental regulations.  These and other factors are detailed in the Company’s regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2004.

Bemis Company, Inc. will webcast an investor telephone conference regarding its fourth quarter 2005 financial results this morning at 10 a.m., Eastern Time.  Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations”.  However, they are urged to check the website ahead of time to ensure their computers are configured for the audio stream.  Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

Some of the information presented above reflects adjustments to “As reported” results to exclude certain amounts related to the company’s restructuring initiatives and other non-recurring gains or charges.  This adjusted information should not be construed as an alternative to the reported results determined in accordance with accounting principles generally accepted in the United States of America.  It is provided solely to assist in an investor’s understanding of the impact of the company’s restructuring initiative and non-recurring gains on the comparability of the company’s operations.  Refer to the attached reconciliation for further information.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, manufacturing, and other companies worldwide.  Founded in 1858, the Company reported 2005 sales of $3.5 billion.  The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing and converting. The Company’s pressure sensitive materials business specializes in adhesive technologies.  Bemis employs about 15,700 individuals in 61 manufacturing facilities in 11 countries around the world.  More information about the company is available at our website, www.bemis.com.

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	Dec 31,		Dec 31,
	2005	2004	2005	2004

Net sales	$892,048	$725,571	$3,473,950	$2,834,394

Costs and expenses:
Cost of products sold	712,329	575,087	2,798,326	2,238,694
Selling, general and administrative expenses	80,369	73,478	330,881	284,991
Research and development	5,761	5,014	23,528	21,138
Interest expense	10,567	4,917	38,737	15,503
Other costs (income), net	(1,019)	(10,298)	112	(20,088)
Minority interest in net income	1,840	131	5,937	489

Income before income taxes	82,201	77,242	276,429	293,667

Provision for income taxes	37,300	29,900	113,900	113,700

Net income	$44,901	$47,342	$162,529	$179,967

Basic earnings per share of common stock	$.43	$.44	$1.53	$1.68

Diluted earnings per share of common stock	$.42	$.44	$1.51	$1.67

Cash dividends paid	$.18	$.16	$.72	$.64

Weighted average common shares outstanding	105,301	106,943	106,433	106,891
Weighted average common shares and common stock equivalents outstanding	106,707	108,223	107,819	107,942

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(dollars in thousands)

(unaudited)

	Dec 31,	Dec 31,
	2005	2004
ASSETS
Cash	$91,125	$93,898
Accounts receivable, net	436,035	356,944
Inventories, net	420,950	387,414
Prepaid expenses	39,700	35,511
Total current assets	987,810	873,767

Property and equipment, net	1,143,539	938,574

Goodwill	581,419	442,181
Other intangible assets, net	105,580	65,396
Deferred charges and other assets	146,252	166,825
Total	833,251	674,402

TOTAL ASSETS	$2,964,600	$2,486,743

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$3,907	$912
Short-term borrowings	50,107	4,830
Accounts payable	327,569	277,989
Accrued salaries and wages	79,056	68,269
Accrued income and other taxes	13,681	23,143
Total current liabilities	474,320	375,143

Long-term debt, less current portion	790,107	533,886
Deferred taxes	167,421	173,872
Deferred credits and other liabilities	157,311	93,003
Total liabilities	1,589,159	1,175,904

Minority interest	27,692	2,973

Stockholders’ equity:
Common stock issued (115,978,746 and 115,750,189 shares)	11,598	11,575
Capital in excess of par value	267,274	263,266
Retained income	1,337,590	1,251,695
Other comprehensive income (loss)	31,100	31,674
Treasury common stock (10,672,771 and 8,803,061 shares)	(299,813)	(250,344)
Total stockholders’ equity	1,347,749	1,307,866

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,964,600	$2,486,743

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Twelve Months Ended
	Dec 31,
	2005	2004
Cash flows from operating activities
Net income	$162,529	$179,967
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	151,661	130,846
Minority interest in net income	5,937	489
Stock award compensation	14,199	11,908
Deferred income taxes	2,668	25,332
Income of unconsolidated affiliated company	(847)	(8,807)
Gain on sales of property and equipment	(667)	(4,667)
Restructuring related activities	(1,768)	(2,408)
Proceeds from cash flow hedge	6,079
Changes in working capital, net of effects of acquisitions	(23,524)	(15,307)
Net change in deferred charges and credits	(39,312)	(45,808)

Net cash provided by operating activities	276,955	271,545

Cash flows from investing activities
Additions to property and equipment	(186,965)	(134,511)
Business acquisitions and adjustments, net of cash acquired	(237,992)	(30,733)
Proceeds from sales of property and equipment	1,900	13,239
Proceeds from sale of restructuring related assets	2,985	8,191
Increased investment in unconsolidated affiliated company		(7,065)

Net cash used in investing activities	(420,072)	(150,879)

Cash flows from financing activities
Change in long-term debt	245,391	(41,896)
Change in short-term debt	32,859	(1,185)
Cash dividends paid to stockholders	(76,634)	(68,423)
Common stock purchased for the treasury	(49,469)
Stock incentive programs	1,366	411

Net cash provided (used) by financing activities	153,513	(111,093)

Effect of exchange rates on cash	(13,169)	7,849

Net increase (decrease) in cash	(2,773)	17,422

Cash balance at beginning of year	93,898	76,476

Cash balance at end of period	$91,125	$93,898

BEMIS COMPANY, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP DATA

(in millions, except per share amounts)

(unaudited)

Reconciliation of GAAP to Non-GAAP	Three Months Ended		Twelve Months Ended
Operating Profit and Operating Profit as a	December 31,		December 31,
Percentage of Net Sales by Segment	2005	2004	2005	2004

Flexible Packaging
Net Sales	$720.1	$574.8	$2,855.8	$2,249.6

Operating Profit as reported	$93.1	$81.5	$332.7	$308.3

Non-GAAP adjustments:
Restructuring and related charges (income)	$0.1	$0.1	$0.6	$(0.7)
(Gain) on sale of certain manufacturing assets		$(5.6)		$(5.6)
Purchase accounting finalization	$(5.4)
Operating Profit as adjusted	$87.8	$76.0	$333.3	$302.0

Operating Profit as a percentage of Net Sales
As Reported	12.9%	14.2%	11.7%	13.7%
As Adjusted	12.2%	13.2%	11.7%	13.4%

Pressure Sensitive Materials
Net Sales	$171.9	$150.8	$618.1	$584.8
Year-end change; thirteenth month	$(17.2)		$(17.2)
Net sales as adjusted	$154.7	$150.8	$600.9	$584.8

Operating Profit as reported	$14.7	$11.1	$41.3	$33.9

Non-GAAP adjustments:
Restructuring and related charges (income)	$(0.5)	$0.8	$(1.5)	$3.1
Year-end change; thirteenth month	$(0.5)		$(0.5)
Operating Profit as adjusted	$13.7	$11.9	$39.3	$37.0

Operating Profit as a percentage of Net Sales
As Reported	8.6%	7.3%	6.7%	5.8%
As Adjusted	8.8%	7.9%	6.5%	6.3%

Reconciliation of GAAP to Non-GAAP Earnings per Share
Diluted earnings per share as reported	$0.421	$0.437	$1.507	$1.667

Non-GAAP adjustments per share, net of taxes:
Restructuring and related charges (income)	$(0.002)	$0.006	$(0.005)	$0.014
(Gain) on sale of certain manufacturing assets		$(0.032)		$(0.032)
Purchase accounting finalization	$(0.028)
Year-end change; thirteenth month	$(0.003)		$(0.003)
Additional income tax on repatriated earnings	$0.056		$0.056

Diluted earnings per share as adjusted	$0.444	$0.411	$1.555	$1.649